Evergreen Asset Management Corp.
                             2500 Westchester Avenue
                            Purchase, New York 10577



                                                             February 8, 1996
Lieber & Company
2500 Westchester Avenue
Purchase, New York 10577

Dear Sirs:

     We have entered into an agreement with the Evergreen Variable Trust (the "Trust"), an investment company organized as a series company, pursuant to which we act as investment adviser to the Evergreen VA Fund, the Evergreen VA Growth and Income Fund and the Evergreen VA Foundation Fund series of the Trust (each a "Fund" and collectively the "Funds"). Accordingly, this will confirm our agreement as follows:

     1. You agree for the duration of this Agreement that you will provide us, through your research personnel, furnish us with all such factual information and investment recommendations and such other services as we shall reasonably request. We shall expect of you, and you shall give us the benefit of, your best judgement and efforts in rendering these services to us, and we agree as an inducement to your undertaking such services that you shall not be liable for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect you against any liability to each Fund or to the shareholders of each Fund to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder or by reason of your reckless disregard of your obligations and duties hereunder.

         2. We agree to reimburse you on the basis of your direct and indirect costs of performing the services set forth in paragraph 1 above. Indirect costs shall be allocated on a basis mutually satisfactory to you and us.

         3. As used in this Agreement, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings given to them by Sections 2(a)(4) and 2(a)(42), respectively, of the Investment Company Act of 1940, as amended (the "Act").

         This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the Act), or upon termination of the above-mentioned agreement between the Trust and the undersigned.

     This Agreement may be terminated at any time, with respect to each Fund, without payment of any penalty, (a) by the Trustees of the Trust or by vote of a majority of a Fund's outstanding voting securities, or by the undersigned, on sixty (60) days' written notice addressed to you at your principal place of business; and (b) by you, without payment of any penalty, on sixty (60) days' written notice addressed to the Trust at the Trust's principal place of business.

     This Agreement shall be in effect until June 30, 1997. This Agreement shall continue in effect from year to year thereafter with respect to each Fund, so long as such continuance is specifically approved at least annually by a vote of a majority of Trustees who are not interested persons (as such term is defined in the Act) of any party to this Agreement, voting in person at a meeting duly called for the purpose of voting on such approval, and by a vote of the Trustees of the Trust or a majority of the outstanding voting securities of a Fund. A vote of a majority of the outstanding voting securities of a Fund is defined in the Act to mean a vote of the lesser of (i) more than 50% of the outstanding voting securities of the Fund or (ii) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.

     You agree to advise us of any change in your partnership within a reasonable time after such a change.

     4. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you.

     5. It is expected that you will provide brokerage services to the Fund. Accordingly, you agree to comply with Section 11(a)(1) of the Securities Exchange Act of 1934 and any rules prescribed by the Securities and Exchange Commission thereunder, as amended from time to time, with respect to brokerage transactions effected and/or executed by you on behalf of the Fund. In addition, you shall furnish at least annually to us a statement setting forth the total amount of all compensation retained by you in connection with effecting and/or executing transactions for the account during the period covered by the statement, as required by Section 11(a)(1).

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                            Very truly yours,
                                            Evergreen Asset Management Corp.

                                            By:_________________
The foregoing Agreement is
hereby accepted as of the
date first above written

LIEBER & COMPANY

By:_________________